FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (hereinafter referred to as this "First Amendment") is entered into as of August , 2015 (hereinafter referred to as the "First Amendment Date") by and between PIEDMONT CENTER, 1-4 LLC, a Delaware limited liability company (hereinafter referred to as "Landlord"), and FUSION TELECOMMUNICATIONS INTERNATIONAL, INC., a Delaware corporation (hereinafter referred to as "Tenant").

W I T N E S S E T H:

WHEREAS, Landlord and Broadvox, Inc., an Ohio corporation and the predecessor-in-interest to Tenant, entered into that certain Lease Agreement, dated September 1, 2011 (hereinafter referred to as the "Lease"), pursuant to which Broadvox, Inc. agreed to lease certain premises known as Suite 600 on the sixth (6th) floors of the buildings known as Three Piedmont Center and Four Piedmont Center, which premises are more particularly described in the Lease (hereinafter sometimes referred to as the "Original Demised Premises");

WHEREAS, on December 31, 2013, Broadvox, Inc., Tenant and Landlord executed that certain Assignment and Assumption of Lease (the "A&A Agreement"), under the terms of which Landlord consented to the assignment of the Lease to Tenant and under which Tenant provided a security deposit to Landlord;

WHEREAS, Landlord desires to relocate Tenant to certain new demised premises known as Suite 340 on the third (3rd) floor of Three Piedmont Center and Suite 450 on the fourth (4th) floor of Four Piedmont Center containing Ten Thousand Five Hundred Nine Thousand square feet of Rentable Floor Area, which premises are more particularly shown on Exhibit A-1, attached hereto and incorporated by this reference (Suite 340 and Suite 450 are sometimes referred to herein collectively as the "New Demised Premises"), and Tenant has agreed to relocate to such New Demised Premises, subject to the terms and conditions hereinafter set forth;

WHEREAS, subsequent to such relocation, Tenant intends to lease the New Demised Premises from Landlord upon the same terms and conditions as set forth in the Lease, as modified and amended by this First Amendment; and

WHEREAS, the parties desire to amend the Lease to provide for the relocation of Tenant from the Original Demised Premises to the New Demised Premises, the vacation and surrender of the Original Demised Premises, the extension of the Lease Term, a reduction in the security deposit and for certain other related matters as are hereinafter set forth.

NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00), the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1. Defined Terms. Capitalized terms used herein, unless otherwise defined herein, shall have the meanings given such terms in the Lease, except, however, that capitalized terms used in this First Amendment that are defined in Exhibit B-1 hereto shall have the meanings given such terms in said Exhibit B-1.

2. Lease Term Effective as of the First Amendment Date, the Lease Term shall be extended for a period of sixty (60) months from September 1, 2017 and continuing through and including August 31, 2022.

3. Relocation to the New Demised Premises.

a. Effective as of September 1, 2015, Landlord leases to Tenant, and Tenant leases from Landlord, the New Demised Premises, subject to and in accordance with all of the terms and conditions of the Lease, as modified or amended by this First Amendment. If, for any reason whatsoever, Landlord cannot deliver possession of the New Demised Premises to Tenant on or before September 1, 2015, the Lease, as amended hereby, shall not be void or voidable, nor shall Landlord be liable to Tenant for any resulting loss or damages. Except as otherwise expressly provided in this First Amendment, Base Rental, Tenant's Forecast Additional Rental, Tenant's Additional Rental and all other sums and charges imposed under the Lease with respect to the Original Demised Premises shall no longer apply and such charges with respect to the New Demised Premises shall commence to accrue as of September 1, 2015.

b. Tenant shall vacate and surrender the Original Demised Premises to Landlord on or before the earlier to occur of (i) November 30, 2015 or (ii) three (3) business days after Tenant's substantial completion of the Work, as evidenced by the issuance of a certificate of occupancy for the New Demised Premises (the "Surrender Date"), in accordance with Section 32 of the Lease, the same as if the Surrender Date were the expiration date of the Lease Term. Although Tenant shall be permitted to use and occupy the Original Demised Premises through and including the Surrender Date, Tenant shall have no obligation to pay Base Rental, Tenant's Forecast Additional Rental or Tenant's Additional Rental with respect to the Original Demised Premises from September 1, 2015 through and including the Surrender Date. From and after the Surrender Date, Tenant shall have no further right, claim or interest in or to the Original Demised Premises and shall remove all of its equipment and property therefrom. Any property not removed by the Surrender Date shall be deemed abandoned, and Landlord shall be authorized to retain such property, or any portion thereof, as Landlord's own property or to dispose of such property in any manner Landlord deems appropriate, in Landlord's sole but reasonable discretion. Tenant shall remain liable for any and all cost relating to any removal or disposition of any such property and releases Landlord of any and all liability in connection therewith. Tenant acknowledges that Landlord has relied and will rely on Tenant's covenants set forth in this Paragraph 3.b. in entering into a new lease or other occupancy agreement with a third party with respect to all or any portion of the Original Demised Premises and in performing Landlord's obligations under any such new agreement. If Tenant fails to vacate the Original Demised Premises on or before 11:59 p.m. on the Surrender Date, Tenant's occupancy of the Original Demised Premises shall be treated as a tenancy at sufferance and Tenant shall pay Rent for the Original Demised Premises, in addition to Rent for the New Demised Premises, at a rate equal to one hundred

seventy-five percent (175%) of the Rent provided in the Lease for the last month in which Rent was due and payable for the Original Demised Premises for each calendar month that Tenant remains in occupancy of the Original Demised Premises, notwithstanding anything in Article 31 of the Lease to the contrary.

4. Terms of the Lease. The Lease shall be amended and modified as follows:

a. Section 6. Base Rental. Commencing September 1, 2015, monthly Base Rental for the New Demised Premises shall be payable to Landlord in accordance with Article 5 of the Lease without notice, demand, deduction or setoff, in the following amounts:

Period	Base Rental (per square foot of Rentable Floor Area per annum)	Monthly Base Rental
09/01/15-08/31/16	$23.00	$20,142.25
09/01/16-08/31/17	$23.69	$20,746.52
09/01/17-08/31/18	$24.40	$21,368.30
09/01/18-08/31/19	$25.13	$22,007.60
09/01/19-08/31/20	$25.88	$22,664.41
09/01/20-08/31/21	$26.66	$23,347.50
09/01/21-08/31/22	$27.46	$24,048.10

Except as otherwise expressly provided in Paragraph 3.b. of this First Amendment, Tenant shall not be obligated to pay Rent for the Original Demised Premises as provided in the Lease as of September 1, 2015.

b. Section 8. Additional Rental. Commencing January 1, 2016, Tenant shall pay Tenant's Forecast Additional Rental and Tenant's Additional Rental for the New Demised Premises as provided in Article 8 of the Lease; provided, however, that as of January 1, 2016, the Base Year for such purpose shall be amended to be calendar year 2015. Tenant shall have no obligation to pay Tenant's Forecast Additional Rental and Tenant's Additional Rental for the New Demised Premises for the period commencing September 1, 2015 and expiring December 31, 2015, but Tenant shall remain obligated to pay Tenant's Forecast Additional Rental and Tenant's Additional Rental for the Original Demised Premises through to August 31, 2015 using the Base Year originally set forth in the Lease.

c. Section 16. Landlord's Right of Entry. Effective as of the First Amendment Date and notwithstanding anything in the Lease to the contrary, Landlord shall have the right to exhibit the Original Demised Premises to prospective tenants at any time upon prior reasonable notice to Tenant, which notice may be oral or delivered by electronic delivery.

d. Section 43. Security Deposit. Effective as of the First Amendment Date, Landlord and Tenant agree that the Security Deposit (as defined in the A&A Agreement) shall be reduced from $145,728.21 to $70,728.21 and that the funds released from the security deposit shall be applied to the Tenant's Contribution and Tenant's furniture, fixtures and equipment, including Tenant's security system and low voltage telephone and data cabling, as specified in Section 5(b) of the Work Letter. Landlord and Tenant further acknowledge and agree that the terms set forth in Section 9(a) of the A&A Agreement shall

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continue to apply, are ratified and confirmed and are incorporated into the Lease as new Section 43, as amended by this First Amendment.

e. Section 55. Parking. Effective as of September 1, 2015, Article 55 of the Lease shall be amended to reduce the number of Parking Permits available to Tenant from one hundred four (104) to thirty-seven (37).

5. Tenant Improvements. Tenant accepts the New Demised Premises in its "as-is" condition and as further described in the Work Letter attached as Exhibit B-1 hereto and incorporated herein by this reference, and as suited for the use intended by Tenant. Landlord shall have no obligation to construct any improvements or alterations to the New Demised Premises but agrees to provide the improvement allowance set forth in the Work Letter.

6. Deleted Provisions. Effective September 1, 2015, the Lease is hereby amended by deleting the following provisions in their entirety:

a. Article 7 of the Lease ("Rent Escalation");

b. Special Stipulation No. 1 of Exhibit "H" to the Lease ("Landlord Work"); and

c. Special Stipulation No. 2 of Exhibit "H" to the Lease ("Renew Option").

7. Brokerage Commissions. Except for Avison Young – Atlanta, LLC ("Tenant's Broker"), Tenant represents and warrants that it has not retained or consulted with a broker, agent or commission salesperson with respect to the negotiation of this First Amendment, and that no commissions, fees or compensation of any kind are due and payable in connection herewith to any broker, agent or commission salesperson acting for or on behalf of Tenant, except for Broker. Except for Cushman & Wakefield of Georgia Inc. ("Landlord's Broker"), no broker, agent or commission salesperson has represented Landlord in the negotiation of this First Amendment, and Landlord has agreed to compensate both Landlord's Broker and Tenant's Broker for their services in accordance with the terms of separate commission agreements between Landlord and Landlord's Broker, on the one hand, and between Landlord and Tenant's Broker, on the other. Each party agrees to indemnify and hold the other harmless from all loss, cost and damage suffered or incurred by the other as the result of any breach by the indemnifying party of its representation and warranty contained in this paragraph.

8. No Further Amendment; Ratification. Except as expressly amended herein, all terms and conditions of the Lease remain unamended in full force and effect and are hereby ratified and confirmed by Landlord and Tenant. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this First Amendment, the terms and conditions of this First Amendment shall control.

IN WITNESS WHEREOF, Landlord and Tenant have caused this First Amendment to be executed as of the date set forth above, but with intent to be bound hereby as of the First Amendment Date.

LANDLORD:

PIEDMONT CENTER, 1 - 4 LLC, a Delaware limited liability company

By: NM IMPERIAL, LLC, a Delaware limited liability company, its sole member

By: NM Real Estate Holdings, LLC, a Wisconsin limited liability company, its sole member

By: THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation, its sole member

By: Northwestern Mutual Real Estate Investments, LLC, a Delaware limited liability company, its wholly-owned affiliate

By: ____________________________
Sandra Binder, Director – Asset Management

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

3914641_5

[SIGNATURE PAGE TO FIRST AMENDMENT TO LEASE AGREEMENT]

TENANT:

FUSION TELECOMMUNICATIONS INTERNATIONAL INC., a Delaware corporation

By: Gordon Hutchins, Jr.
Name: Gordon Hutchins, Jr.
Title: President & COO

3914641_5

EXHIBIT A-1

NEW DEMISED PREMISES


Suite 450
Suite 340
CUSHMAN & WAKEFIELD.
Global Real Estate Solutions

(Sketches, cross-hatching, dimensions and area calculations are for illustrative purposes only and are not intended to detail the actual physical boundaries, dimensions or square footage of the Premises.)

EXHIBIT B-1

TENANT WORK LETTER

To induce Landlord and Tenant to enter into this First Amendment (to which this Exhibit B-1 is attached) and in consideration of the mutual covenants hereinafter contained, Landlord and Tenant agree as follows:

1. Base Building Condition. The New Demised Premises have previously been improved for occupancy by another tenant and are being delivered to Tenant in their "AS IS, WHERE IS" condition "WITH ALL FAULTS". Tenant acknowledges and agrees that, except as expressly set forth herein, neither Landlord nor its representatives have made any representations, warranties or inducements (express or implied) to Tenant with respect to the current condition of the New Demised Premises or the improvements therein. Work to the New Demised Premises shall be performed in accordance with the provisions hereof.

2. Tenant's Designer/Architect; Preparation and Approval of Plans.

(a) Tenant shall select either (i) a Designer/Architect to provide design services as specified below from Landlord's list of approved Designer/Architects, or (ii) another Designer/Architect, who shall be a registered architect licensed to practice in the State of Georgia and approved by Landlord, which approval shall not be unreasonably withheld so long as such Designer/Architect shall have sufficient experience, in Landlord's reasonable discretion, in the design of first class, office space. If the Designer/Architect selected by Tenant is not on Landlord's approved list, Tenant shall be responsible for all costs necessary to furnish to such Designer/Architect the Building standard specifications. The services of the Designer/Architect selected by Tenant (and approved by Landlord, if applicable) must include the following minimum services:

(1) Preparation of schematics, partition plans and layout based on Tenant's requirements.

(2) Design development.

(3) Preparation of a complete set of architectural plans and specifications for construction of the New Demised Premises, based on the Building minimum standard requirements as set forth in the specifications for the Building delivered to the Designer/Architect and adequate in detail for the construction of the standard building items and all other improvements and finish items as desired by Tenant (collectively, the "Work"), including mechanical, electrical and plumbing drawings prepared at Tenant's expense by Landlord's mechanical engineers for the Building systems. The Work shall include, without limitation, the improvements described on Schedule B-1 attached hereto and by reference made a part hereof. All architectural plans and specifications shall be stamped by the Designer/Architect. All architectural plans and specifications (and any modifications thereto) shall comply with all governmental standards, regulations and requirements and shall be subject to Landlord's approval (which approval shall not be unreasonably withheld, conditioned or delayed) prior to the commencement of the Work. Such architectural plans and specifications as shall have been approved by Landlord, together with any modifications thereto approved by Landlord, are herein referred to as the "Plans."

(4) Such site visits and supervision of the Work as may be necessary to assure the Work is completed in accordance with the Plans.

(b) Tenant shall enter into a contract for the design services specified above with the Designer/Architect selected by Tenant (and approved by Landlord, if applicable). Tenant and the Designer/Architect will certify to Landlord the total cost of the designer/architectural services and that the same meet the minimum required services specified above.

(c) The Plans shall be filed with, and all necessary permits for the Work shall be obtained from, the appropriate governmental agencies, at Tenant's expense, prior to commencement of the Work, and Landlord shall be provided with copies of such permits prior to the commencement of the Work.

(d) Upon completion of the construction of the Work, the Designer/Architect shall furnish to Landlord a complete set of the final Plans in a reproducible form such as mylars or sepias, together with an AutoCad disk, and shall execute and deliver to Landlord a certification that the Work has been completed, except for any punchlist items set forth therein, and that the Work has been constructed substantially in accordance with the Plans.

3. Performance of Work.

(a) Tenant may (but shall not be obligated to) cause the Work to be put out to bid to three (3) or more contractors selected by Tenant from Landlord's list of approved contractors ("Approved Contractors"); provided, however, notwithstanding anything to the contrary contained herein, the Work shall not be put out to bid unless the Plans have previously been approved by Landlord as provided above. Landlord's Approved Contractors include (but are not necessarily limited to) Kinzey Construction, Cornerstone Contracting and Foley Construction. Should Tenant desire to use a contractor other than an Approved Contractor, such contractor shall be subject to Landlord's approval, and such contractor shall provide all information necessary in Landlord's opinion to ascertain if such contractor is qualified and acceptable. Tenant shall deliver, or cause to be delivered, to Landlord for review and approval (which approval shall not be unreasonably withheld or delayed) at least ten (10) business days prior to commencing any work, three (3) complete sets of the Plans. If Tenant elects to bid the work, Tenant shall have three (3) business days from receipt of the last bid from all bidding contractors within which to accept one of such bids and to select one of such bidding contractors to perform the Work (the "Designated Contractor"). Should Tenant fail to so select a Designated Contractor within said 3-business day period, then Landlord shall have the right but not the obligation to select one of the Approved Contractors as the Designated Contractor to perform the Work in accordance with such Designated Contractor's bid, and such selection shall be binding upon Tenant.

(b) Landlord reserves the right to restrict the list of subcontractors who may carry out work related to critical Building systems. This work includes the following:

- HVAC/mechanical
- Electrical
- Plumbing
- Fire Protection
- Fire Alarm
- Test & Balance
- Roofing
- Curtain wall
- Structural

(c) Tenant and the Designated Contractor shall enter into a construction contract in form approved by Landlord in writing (the "General Contract") for the performance of the Work, upon such terms as

may be mutually acceptable to Tenant and the Designated Contractor. The General Contract shall in all events incorporate the Building Rules and Regulations that are attached to the Lease as well as any specific construction rules and regulations that are promulgated by Landlord and a copy of which has been furnished to Tenant, and (ii) the Designated Contractor's obligation to comply with all such rules and regulations. Tenant and the Designated Contractor will certify to Landlord the total cost of the Work contained in said General Contract. The General Contract will provide, among other provisions, that the Designated Contractor will notify Landlord in writing of any requested change orders, prior to the execution thereof. If Tenant desires any changes in the Work after having approved the initial Plans and cost bid, Tenant shall be required to sign such field order changes requested by the Designated Contractor to evidence any such change desired by Tenant, which have been approved by Landlord prior to the commencement of Work incorporating the relevant change order, and may, upon request of Landlord, be required to deliver to Landlord evidence of financing or financial capability of Tenant sufficient to cover the excess cost, if any, resulting from such change order. Tenant shall be responsible for any and all costs associated with any such change orders.

(d) After the Designated Contractor has been selected and modifications, if any, made by Tenant and approved by Landlord, have been made to the Plans prepared for pricing, Tenant shall furnish to Landlord three (3) complete sets of the Plans prepared for construction prior to the commencement of the Work (which shall be in addition to the number of sets of Plans that may be required by the Designated Contractor to perform the Work).

(e) If Tenant uses a contractor other than an Approved Contractor, then, as additional construction costs hereunder, Landlord shall charge Tenant a construction management fee of one percent (1%) of the so-called "hard" costs of the Work. For purposes hereof, the cost of the Work shall include the cost of all space planning and design. The foregoing fee shall be in addition to the fee referenced in Paragraph 9 of this Exhibit B.

(f) All Work shall be performed in such a manner as to cause a minimum of interference with the other tenants in the Building and with the construction and operation of the Building and in compliance with the Building Rules and Regulations and such construction rules and regulations as are promulgated by Landlord (and Tenant shall cause the Designated Contractor and all subcontractors to comply with such rules and regulations).

(g) All fixtures, equipment and other materials installed in connection with the Work shall be delivered and transported to the New Demised Premises in accordance with the Rules and Regulations.

(h) Tenant and the Designated Contractor shall be responsible for the removal of trash and debris resulting from the performance of the Work, and such trash and debris removal shall be undertaken at such time and in such manner as designated by Landlord.

4. Insurance and Indemnity.

(a) Tenant shall provide or cause to be provided the following type of insurance during the construction of the Work:

(i) At all times during the period between the commencement of the Work and the date such Work is completed and Tenant commences occupancy of the entire New Demised Premises, Tenant shall maintain or cause to be maintained by the Designated Contractor, casualty insurance in Builder's Risk Form, covering Landlord, Landlord's agents, Landlord's architects, Landlord's contractors and subcontractors, and Tenant and Tenant's contractors and subcontractors, as their interests may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so-called broad form extended coverage endorsement upon all the Work in place and all Work materials stored at the site of the Work

and all materials, equipment and supplies of all kinds incident to the Work and builder's machinery, tools and equipment used in the construction of the Work while on the New Demised Premises or the Land, or when adjacent thereto, all on a completed value basis to the full insurable value at all times. Said Builder's Risk Insurance will also include coverage for loss of rents for a period of twelve (12) months. Said Builder's Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents, employees and contractors.

(ii) Liability Insurance in amounts not less than as required by Article 17 of the Lease. Such liability insurance shall be on a comprehensive basis including:

(1) Premises - Operations (including X-C-U);

(2) Independent contractor's protection;

(3) Contractual Liability, including specified provisions for the general contractor's obligations under subparagraph (i) above and for the general contractor's indemnity obligations under subparagraph 4(b) below;

(4) Owned, non-owned and hired motor vehicles; and

(5) Broad form coverage for property damage.

(iii) Statutory Worker's Compensation Insurance as required by the State of Georgia or local municipality having jurisdiction.

All insurance policies procured and maintained pursuant to this subparagraph shall name Landlord, Landlord's Mortgagee(s) and any additional parties designated by Landlord (which have an insurable interest) as additional insured, shall be carried with companies licensed to do business in the State of Georgia reasonably satisfactory to Landlord and shall be non-cancelable except after twenty (20) days written notice to Landlord. Such policies or duly executed certificates of insurance with respect thereto shall be delivered to Landlord before the commencement of the Work, and renewals thereof as required shall be delivered to Landlord at least thirty (30) days prior to the expiration of each respective policy term.

(b) Subject to Article 18 of the Lease, Tenant shall indemnify and hold harmless Landlord and any of Landlord's contractors, agents and employees from and against any and all losses, damages, costs (including costs of suits and attorney's fees), liabilities, or cause of action arising out of the actions of Tenant or the Designated Contractor during the course of the construction of the Work, including but not limited to mechanics', materialmen's or other liens or claims (and all costs or expenses associated therewith) asserted, filed or arising out of any such Work. All materialmen, contractors, artisans, mechanics, laborers and other parties hereafter contracting with Tenant or the Designated Contractor for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the New Demised Premises are hereby charged with notice that they must look solely to Tenant for payment of same. Without limiting the generality of the foregoing, Tenant shall repair or cause to be repaired at its expense all damage caused by the Designated Contractor, its subcontractors or their respective employees. Tenant shall promptly pay to Landlord, upon notice thereof from Landlord, any costs incurred by Landlord to repair any damage caused by the Designated Contractor or any costs incurred by Landlord in requiring the Designated Contractor's compliance with the Building Rules and Regulations and any construction rules and regulations that are promulgated by Landlord. Tenant agrees to cause the Designated Contractor to provide an indemnification and hold harmless agreement providing the protection set forth in this subparagraph and to cause the Designated Contractor to procure, as additional protection, an indemnification and hold harmless agreement from each subcontractor providing for the protection set forth in this subparagraph. In connection with any and all claims against Landlord or any of its agents, contractors or

employees by any employee of the Designated Contractor, any subcontractor, anyone directly or indirectly employed by any of them, or anyone for whose acts the Designated Contractor or any subcontractor may be liable, the indemnification obligations of the Designated Contractor and any subcontractor under the agreements hereinabove referred to in this subparagraph shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for the Designated Contractor or subcontractor under workers' compensation acts, disability benefit acts, or other employee benefit acts.

5. Funding of Construction Allowance.

(a) Provided Tenant is not in default under the Lease, Landlord shall pay a construction allowance (the "Construction Allowance") to Tenant for the design and construction of the Work in the amount of Fifteen and 53/100 Dollars ($15.53) per square foot of the New Demised Premises (One Hundred Sixty-Three Thousand Two Hundred Four and 77/100 Dollars ($163,204.77) in total), subject to an in accordance with this Exhibit B. The Construction Allowance is applicable to the design and construction of the Work and Landlord's fees. Any unused funds in the Construction Allowance shall be the sole property of Landlord. Prior to funding of the Construction Allowance by Landlord hereunder, Tenant shall fund or cause to be funded (as "Tenant's Contribution") the amount by which the cost of the Work, including space planning and design and the buildout costs, exceeds the Construction Allowance. Tenant's Contribution shall be paid as the Work progresses, pursuant to the terms of the General Contract. All applications for payment from the Designated Contractor shall be delivered to Landlord.

(b) Landlord and Tenant agree that the current Security Deposit of $145,728.21 shall be reduced by $75,000 and that the amount of such reduction shall be applied by Landlord towards and shall constitute part of Tenant's Contribution, and shall be dealt with in the same manner as the remainder of Tenant's Contribution as specified below. If the entire amount of said $75,000 is not exhausted after application to the Tenant's Contribution, then the unused remaining portion shall be applied to payment of Tenant's furniture, fixtures and equipment, including Tenant's security system and low voltage telephone and data cabling, in the New Demised Premises. If Tenant has funded to the Designer/Architect and the Designated Contractor an amount equal to Tenant's Contribution, and if Tenant elects to fund additional amounts to the Designated Contractor, the Construction Allowance shall be paid by Landlord in periodic payments as construction progresses, less a retainer of ten percent (10%), within fifteen (15) days of receipt by Landlord of applications for payment from Tenant (to reimburse Tenant for its payments to the Designated Contractor) or from the Designated Contractor made by the Designated Contractor in accordance with the requirements and schedule under the General Contract, and execution by the Designated Contractor and all subcontractors of affidavits and lien waivers in form satisfactory to Landlord for Work done to the date of such payment applications. In the event Landlord has paid to the Designated Contractor (or reimbursed Tenant for) the total Construction Allowance, less a retainer equal to ten percent (10%) of the cost of the Work to date, Tenant shall be responsible for additional payments to the Designated Contractor sufficient to satisfy the General Contract and any obligations to the Designated Contractor due thereunder.

(c) Upon (i) completion of the Work (including punchlist items) and acceptance thereof by Tenant, as evidenced in a writing signed by Tenant, (ii) the execution and delivery by the Designated Contractor of a final affidavit and waiver of lien, in form satisfactory to Landlord, (iii) the execution and delivery by the Designer/Architect and all subcontractors and suppliers of final affidavits and lien waivers in form satisfactory to Landlord, (iv) the issuance of a certificate of occupancy for the New Demised Premises by the appropriate governmental authorities, and (v) delivery to Landlord of all permits, licenses, certificates, warranties and maintenance manuals with respect to the Work or the New Demised Premises, Landlord shall pay to the Designated Contractor or reimburse Tenant (as the case may be) the retainer, up to the Construction Allowance.

6. HVAC Test and Balance. Upon completion of the Work, Tenant shall be responsible for the cost to test and balance the HVAC system serving the New Demised Premises and areas affected by the Work by Landlord's designated testing and balancing engineer for the Building.

7. Special Requirements. Tenant shall cause the Designer/Architect and/or the Designated Contractor, or their representatives to meet with Landlord's agent as Landlord shall deem necessary to inform the various parties of the minimum requirements for design and construction, to assure compliance with the terms of this Work Letter, to mediate any disputes between the Tenant's Designated Contractor, Landlord's general contractor and/or any other tenant's contractors if Landlord deems such mediation necessary or appropriate, to coordinate construction of the Work or for any other reason deemed necessary by Landlord. Landlord shall further have the right to enter onto the New Demised Premises during construction thereof at any time and from time to time to inspect the New Demised Premises and the Work for compliance with the provisions hereof and with the approved contract documents. Landlord's agent may also be present at the final walk-through upon completion of the Work.

8. Approvals by Landlord. Any approval by Landlord of, or consent by Landlord to, any plans, specifications or other items to be submitted to and/or reviewed by Landlord pursuant to this Work Letter shall be deemed to be strictly limited to an acknowledgment of approval or consent by Landlord thereto, and such approval or consent shall not constitute the assumption by Landlord of any responsibility for the accuracy, sufficiency or feasibility of any plans, specifications or other such items and shall not imply any acknowledgment, representation or warranty by Landlord that the design is safe, feasible, structurally sound or will comply with any legal or governmental requirements, and Tenant shall be responsible for all of the same. Furthermore, neither Landlord's approval of the Designated Contractor, nor Landlord's coordinating the Work, shall impose upon Landlord any liability for defects in materials or workmanship in connection with the Work, and Tenant shall look solely to the Designated Contractor to correct or remedy any such defects.

9. Program Management Fee. Tenant agrees to pay to a tenant development manager designated by Landlord, a fee for program management in an amount equal to one percent (1.0%) of the so-called "hard costs" of the Work. Such fee shall be deducted from the Construction Allowance prior to the disbursement of the Construction Allowance (and the Construction Allowance shall be deemed reduced by the amount of such deduction). Landlord and Tenant agree that the Construction Allowance shall be funded solely for the purpose of paying the costs and expenses of the work described herein, including the fee for program management, and if the total cost of such work and fee shall be less than the Construction Allowance, such excess Construction Allowance shall not be funded or made available for any other purpose. In no event shall Landlord be obligated to disburse any portion of the Construction Allowance to pay for any work not performed prior to September 1, 2016.

10. Telecommunications Services. Landlord and Tenant acknowledge and agree that Paragraph 9 of Exhibit D to the Lease shall remain in full force and effect, shall be applicable to the New Demised Premises and is hereby ratified and confirmed.

SCHEDULE B-1

The Work shall include, without limitation, the following:

(a) Demolition. Any necessary demolition of existing improvements situated within the New Demised Premises in order to perform the Work reflected on the Plans shall be considered a part of the Work and Tenant shall pay all costs associated therewith.

(b) Air conditioning.

(i) Any modifications to or deviations from building standard heating and air conditioning system.

(ii) Material and installation of components including diffusers (all interior zone diffusers and any additional perimeter slot diffusers), return grilles, flex duct and spin-ins called for by Tenant's layout design.

(iii) All additional duct work throughout the New Demised Premises.

(iv) Fire dampers as required by Tenant's layout design.

(v) Installation of building standard thermostats.

(vi) Test and balance work.

(vii) Supplemental HVAC and/or exhaust systems.

(c) Electrical.

(i) Electrical distribution system on each floor from the electrical panel location on each floor.

(ii) All light switches.

(iii) All electrical outlets.

(iv) All telephone rough-in boxes and pullstrings (Tenant shall be responsible for the installation of its own phone and data cable, plenum rated or installed in conduit, including conduits, if required from base building riser closet to Tenant's telephone back board).

(v) Provision and installation of all light fixtures and related circuitry, panel boards, etc.

(vi) Any provision for supplying power to the New Demised Premises beyond the watts per rentable square foot specified in the Building Standard Services.

(vii) All exit light fixtures, fire extinguishers and related cabinets and exit signs within the New Demised Premises.

(viii) All ADA strobe horn devices within the New Demised Premises.

(d) Provision and installation of any ceiling system approved by Landlord.

(e) Any modification to or deviation from the existing standard sprinkler system including relocations of or additions to the number of sprinkler heads provided or the provision of a non-standard sprinkler head.

(f) All plumbing work for facilities such as showers, sinks or additional toilets in the New Demised Premises or in support of Tenant's kitchen appliances in the New Demised Premises.

(g) All partitions including finish on both sides of the common corridor walls which are affected and those walls within the New Demised Premises, including the finish thereof, and the finish to the inside of the Building perimeter walls (as applicable) and other wall finish work resulting from Tenant's Work (such as those affecting demising walls).

(h) All doors and frames.

(i) All hardware, which must match and be compatible with the established building standards.

(j) All floor finishes including base.

(k) Any special construction as shown on the drawings and specifications approved by Landlord.

(l) Tenant's identification sign conforming to Landlord's standards, at entrances to the New Demised Premises.

(m) All fire alarm devices, including speakers, required within the New Demised Premises by applicable building codes.